Exhibit 10(f)
Notice of Commitment Reduction

June 28, 2010

Bank of America, N.A.,
as Administrative Agent
101 N. Tryon St.
NC1-001-04-39
Charlotte, NC 28255-0001

Attn: Nilesh Patel
Telephone: 980-386-5094
Facsimile:  704-719-8870

Ladies and Gentlemen:

This notice of Commitment reduction is being delivered by PPL Capital Funding, Inc. (the “Borrower”) pursuant to Section 2.07(e) of the $6,500,000,000 Senior Bridge Term Loan Credit Agreement dated as of June 9, 2010 (the “Credit Agreement”) by and among, the Borrower, PPL Corporation (the “Guarantor”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent.  Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

The Borrower hereby notifies the Administrative Agent that the Guarantor has received net proceeds from concurrent offerings of 90,000,000 shares of its common stock and $1,000,000,000 of equity unit securities (the “Offerings”) and the exercise by the underwriters of the Offerings, in full, of their options to purchase up to an additional 13,500,000 shares of its common stock and an additional $150,000,000 of equity units to cover over-allotments (the “Over-Allotment Option”).

The Borrower hereby notifies Administrative Agent that the Commitments shall be reduced pursuant to Section 2.07(e) of the Credit Agreement as follows:

  1.           The aggregate principal amount of the Commitment reduction is $3,524,980,000.

  2.           The aggregate amount of the Commitments after giving effect to the reduction is $2,975,020,000.

  3.           The effective date of the Commitment reduction is June 28, 2010.

The Borrower hereby confirms that the amount of the Commitment reduction referred to in paragraph 1 above equals not less than the amount of Net Cash Proceeds received by the Guarantor from the Offerings and the Over-Allotment Option.

PPL CAPITAL FUNDING, INC. By: __________________________________ Name: Title:

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